Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-142271 on Form S-8 and Registration Statement No. 333-167108 on Form S-3 of our report dated April 30, 2010 (June 24, 2010, as to Note 8), relating to the consolidated financial statements of CERITAS Holdings LP and subsidiaries (the “Partnership”) (which report expresses an unqualified opinion including explanatory paragraphs regarding (i) a going concern uncertainty related to the Partnership’s negative working capital and the July 2010 termination of the Partnership’s line of credit and (ii) the retrospective adjustment for discontinued operations), appearing in this Current Report on Form 8-K/A of DCP Midstream Partners, LP dated November 9, 2010.

/s/ Deloitte & Touche LLP

Houston, Texas

November 8, 2010